Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-229038 on Form N-2 of our report dated December 18, 2019, relating to the financial statements and financial highlights of Calamos Convertible and High Income Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Experts” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 21, 2020